Exhibit 99.1

Valens Semiconductor Ltd.

2007 Option Plan

1.	NAME

This plan as adopted by the Board of Directors of Valens Semiconductor Ltd., (the “Company”) on October 25, 2007, and as amended from time to time, shall be known as the “Valens Semiconductor Ltd. 2007 Option Plan” (the “Plan”).

2.	PURPOSE OF THE PLAN

The purposes of this Plan are to attract and retain the best available individuals for positions of substantial responsibility, and to promote the success of the Company’s and Affiliate's business by aligning the financial interests of individuals providing services to the Company and Affiliates with long-term shareholder value.

3.	HEADINGS AND DEFINITIONS

3.1	The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2	In this Plan, the following terms shall have the meanings set forth beside them:

"Affiliate"

Corporate entities who are related to the Company by way of common ownership or control, either partially or entirely, including but not limited to any “employing company” as defined in Section 102(a) of the Ordinance;

"Applicable Law"

The legal requirements applicable to the administration of option and share award plans, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time;

"Approved Option"	An Option granted under Section 102, in accordance with the "capital gains route", and other rights granted with respect to such Option;
“Board”	The Company’s Board of Directors, or, subject to applicable law and the Company's Articles of Association, any committee empowered by the Board for the purpose of implementation of this Plan;

“Cause”

Any of the following-

(a) A material breach of the employment or engagement agreement between the Company or an Affiliate and a Participant, including but not limited to, a breach of any confidentiality duty of a Participant (including in regards to the confidentiality of this Plan and any grant made there-under), inappropriate use of confidential information of the Company or an Affiliate or an event of breach of trust or breach of any non-competition obligation of a Participant;

(b) Any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate, including without limitation disclosure of confidential information of the Company or an Affiliate and acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds or promises to receive either, from individuals, Consultants or corporate entities that the Company or an Affiliate does business with;

(c) Any act of fraud by a Participant or embezzlement of funds of the Company or an Affiliate;

(d) Any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or an Affiliate;

(e) Any conviction of any felony involving moral turpitude or affecting the Company or an Affiliate;

(f) Any refusal to carry out a reasonable directive of the Board or the Company’s Chief Executive Officer or an Affiliate's Chief Executive Officer which involves the business of the Company or an Affiliate and was capable of being lawfully performed;

(g) Circumstances justifying the revocation and/or reduction of a Participant’s entitlement to severance pay pursuant to Sections 16 or 17 of the Severance Pay Law, 1963;

(h) Any other reason which may be defined as Cause in the Participant’s personal employment contract; or;

(i) Any action, omission or state of affairs related to the Participant which the Board decides, at its sole discretion, is against the interests of the Company or an Affiliate;

"Company"	Valens Semiconductor Ltd., company number 513887042, a company incorporated under the laws of Israel or any Successor Company;
“Consultant”	Shall mean any person, except an Employee, engaged by the Company or an Affiliate, in order to render services to such company, including as an advisor or officer;
"Controlling Shareholder"	A controlling shareholder of the Company as defined in section 32(9) of the Ordinance;
“Effective Date”	A date to be determined separately for each Participant, as specified in such Participant’s Option Agreement, from which the vesting period of the Options shall commence;
“Employee”

Shall mean any person, who is a common law employee of the Company or an Affiliate, and who is on the payroll of such the Company or an Affiliate, or , in respect of Approved Options, any officer of such company all in accordance with Section 102;

“Exercise Price”	Shall mean the consideration required to be paid by a Participant in order to exercise one Option;

“Expiration Date”

With respect to an Option, the earlier of (i) the time such Option is fully exercised, or (ii) ten (10) years from the Grant Date of such Option, or (ii) the time on which such Option expires in accordance with Sections 9 and 12 below;

“Fair Market Value”

Shall mean, as of any date, the value of an ordinary share of the Company determined as follows:

(i) If the ordinary shares are listed on any established Stock Exchange, the Fair Market Value shall be the closing sales price for such ordinary shares (or the closing bid, if no sales were reported), as quoted on such Stock Exchange for the last market trading day prior to the time of determination;

(ii) If the ordinary shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the ordinary shares on the last market trading day prior to the day of determination, or;

(iii) If an investment in the Company took place during the preceding 6 month period, the Fair Market Value shall be determined according to the value of an ordinary share of the Company established in such investment;

(iv) In the absence of any of the above, the Fair Market Value thereof shall be determined in good faith by the Board of Directors.

For the avoidance of doubt, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance;

"Grant Date"

The date on which an Option is granted to a Participant, as set forth in the resolution of the Board of Directors (or, if applicable, of the compensation committee in which the authority to grant Options was duly vested by the Board) granting such Option;

"Holding Period"	the holding period provided under Section 102 in respect of the "capital gains route" or under a tax ruling by the Israeli Tax Authority;
“Ordinance”	The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time;
“Option”	An option to purchase one Share, granted to a Participant, subject to the provisions of this Plan and the applicable Option Agreement;
“Option Agreement”	A written agreement between the Company and a Participant setting forth the terms under which Options are granted to a Participant;
“Participant”	Shall mean an Employee of or Consultant of the Company or an Affiliate to which an Option was granted;

“Plan”	Shall mean this Valens Semiconductor Ltd. 2007 Option Plan, including any amendments thereto;
“Section 102”	Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time;
“Share”	An ordinary share of the Company (par value 0.01 NIS ), which is issued to a Participant upon exercise of an Option;
“Stock Exchange”	Any stock exchange, on which ordinary shares of the Company are listed, or such other market or a national market system, on which the Company’s ordinary shares’ prices are regularly quoted;
“Structural Change”	Any Liquidation Event, as defined in and determined pursuant to the Company's Articles of Association in effect from time to time.
“Successor Company”

Shall mean any entity with or into which the Company merged, or to which certain operations or certain assets of the Company were transferred, or which purchased substantially all the Company’s assets or ordinary shares, provided that the Company is not the surviving entity;

“Tax”	Any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law;
“Termination”

For an Employee, the termination of service as an Employee, and for Consultants, the interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or an Affiliate, or the occurrence of any termination event as set forth in such person’s Option Agreement;

For the purpose of this plan, the following shall not be considered as Termination (i) for an Employee - sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence authorized in writing by the Board; and (ii) for a Consultant - any temporary interruption in such person’s availability to provide services to the Company or an Affiliate, which has been authorized in writing by the Board prior to its commencement;

“Termination Date”

With regard to Employees, the date on which the employment relations between an Employee and the Company or an Affiliate have cease to exist, for any reason whatsoever; however for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such termination was sent by the Company or an Affiliate, or by the Employee, to the other party;

With regard to Consultants, the earlier of (i) the date of termination of the agreement between the Consultant and the Company or an Affiliate; or (ii) the date on which a notice regarding such termination was sent by the Company or an Affiliate, or by the Consultant, to the other party;

"Transfer"	With respect of any Option or Share – the sale, assignment, transfer, pledge, mortgage or granting of any right to a third party thereto;
“Trustee”	Any trustee appointed by the Company in accordance with Section 102 and approved by the Israeli Tax Authority;
"Un-approved Option"	An Option granted under or subject to taxation under Section 102(c) of the Ordinance;
“Vesting Date”	The date upon which the Option is exercisable, as determined by this Plan and in the Option Agreement;

4.	ADMINISTRATION OF THE PLAN

4.1	The Board shall have the power to administer the Plan.

4.2	Subject to the provisions of the Plan, the Board shall have the authority, at its discretion: (i) to grant Options to Participants; (ii) to determine the terms and provisions of each Option granted (which need not be identical), including, but not limited to, the number of Options to be granted to each Participant, provisions concerning the time and the extent to which the Options may be exercised, the underlying Shares sold and the nature and duration of restrictions as to the Transferability of Options and/or Shares; (iii) to amend, modify or supplement (with the consent of the applicable Participant, if such amendments adversely affect the terms of his Options) the terms of each outstanding Option; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Option Agreements; (vi) to authorize conversion or substitution under the Plan of any or all Options or Shares and to cancel or suspend Options, as necessary, provided the interests of the Participants are not harmed; (vii) to accelerate or defer (with the consent of the Participant) the right of a Participant to exercise in whole or in part, any previously granted Options; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.3	This Plan shall apply to grants of Options made following the adoption of this Plan by the Board.

4.4	All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants unless otherwise determined by the Board.

5.	ELIGIBILITY

Options may be granted to Participants and to persons who have signed an employment or consultancy agreement with the Company or an Affiliate; An Approved Option shall only be granted to Israeli Employees of the Company or an Affiliate as stated in Section 102, who at the time of grant, or as a consequence of the grant are not a Controlling Shareholder of the Company.

6.	SHARES RESERVED FOR THE PLAN

6.1	Subject to Section 12.1 of the Plan, the maximum aggregate number of Shares that may be subject to Awards under the Plan and any other share and option plans which may be adopted by the Company in the future unless otherwise approved by the Board, and subject to any adjustment made to the share capital of the Company is two hundred and seventy six thousand, nine hundred and forty seven (276,947) ordinary shares. The Shares may be authorized but unissued ordinary shares, or reacquired ordinary shares of the Company. If an Option should expire or become un-exercisable for any reason without having been exercised in full Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares which are retained by the Company upon exercise of an Option in order to satisfy the Exercise Price for such Option or any withholding taxes due with respect to such Exercise shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, shall be available for future grant under the Plan.

6.2	The Company during the term of this Plan will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

6.3	The Shares constitute part of the ordinary shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the ordinary shares of the Company, subject to the provisions of this Plan and an Option Agreement. Any change of the Company’s Articles of Association, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

6.4	The grant of Options under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan. The grant of Options under this Plan shall not entitle any Participant to receive any compensation (other than adjustments as provided herein) in the event of any change of the Company’s capital.

7.	OPTIONS

7.1	Grant

7.1.1	The Board may grant from time to time to Participants, Options on a personal basis. The Options granted pursuant to the Plan, shall be evidenced by a written Option Agreement between the Company and the Participant, in such form as the Board shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Options granted, the Vesting Dates, the Exercise Price, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

7.1.2	Options which are Approved Options, as determined in the Option Agreement, and any Shares issued in respect of such Approved Option shall be subject to the Trustee’s trusteeship, as provided in Section 11 below. Any grant of an Approved Option shall be subject to compliance with the conditions of Section 102 including and shall be granted only after the submission of the Plan for approval by the Israeli Tax Authority.

7.2	Vesting

The Board shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Options that will vest and become exercisable. The Board may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board in its discretion. The vesting conditions and schedule shall be set in the applicable Option Agreement. No Option shall be exercised after the Expiration Date. The vesting provisions of individual Options may vary.

7.3	An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Board may deem appropriate.

7.4	Exercise of Options

7.4.1	An Option shall be exercised by submission to the Company of a notice of exercise, in a form set by the Company. The exercise of an Option shall occur on such time on which a notice of exercise has been received by the Company accompanied by payment in full of the Exercise Price payable therefor, and as soon as practicable thereafter the Company will issue the Share(s) underlying such exercised Option, provided that the Shares so issued shall not be delivered to the Participant or any third party (other than the Trustee, if applicable) unless and until all applicable Tax was paid to the Trustee’s (if applicable) and the Company’s full satisfaction and subject to compliance with Applicable Law.

7.4.2	Except as otherwise provided in the Plan or in an Option Agreement, an Option may be exercised in full or in part, provided it is not exercised for a fraction of a Share.

7.4.3	The Participant shall sign any document required under any law or by the Company or Trustee for the purposes of issuance of the Shares.

7.4.4	Notices of exercise of Options, which are submitted after the Expiration Date, or which relate to Options that have not yet vested, or which do not contain all of the details required by the exercise form, shall not be accepted and shall have no force whatsoever.

7.4.5	The Participant shall sign any document required under any Applicable Law or by the Company for the purposes of issuance of the Shares.

7.5	Consideration. The Exercise Price shall be paid in cash or check at the time the Option is exercised. Should the Company's ordinary shares be listed for trade on a Stock Exchange the Board may consider allowing a cashless exercise, subject to the provisions of Applicable Law. If, as of the date of exercise of an Option the Company then is permitting cashless exercises, the Participants will be able to engage in a “same-day sale” cashless brokered exercise program, involving one or more brokers, through such a program that complies with the Applicable Laws and that ensures prompt delivery to the Company of the amount required to pay the Exercise Price and any Tax.

8.	TERMS AND CONDITIONS OF THE OPTIONS

Options granted under the Plan shall be evidenced by the related Option Agreement and shall be subject to the following terms and conditions and to such other terms and conditions included in the Option Agreement not inconsistent therewith, as the Board shall determine:

8.1	Non Transferability of Option. Unless otherwise determined by the Board, an Option shall not be Transferable by the Participant other than by will or by the laws of descent. Options or rights arising therefrom shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

8.2	One Time Benefit. The Options and underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law.

8.3	Fractions. An Option may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Option, the Company shall convert any such fraction of an Option, which represents a right to receive 0.5 or more of a Share, to one Share and shall extinguish any such fraction of an Option, which represents a right to receive less than 0.5 of a Share without issuing any Shares.

8.4	Term. No full or partial exercise of an Option shall be carried out following the Expiration Date of such Option.

9.	TERMINATION OF EMPLOYMENT OR ENGAGEMENT.

9.1	Unvested Options. Unless otherwise determined by the Board, in the case of Termination, any Option or portion thereof that was not vested as of the Termination Date shall immediately expire on the Termination Date.

9.2	Vested Options

9.2.1	Termination other than for Cause.

9.2.1.1	Unless otherwise determined by the Board, in the case of Termination other than for Cause, any Option or portion thereof that is vested as of the Termination Date may be exercised but only within such period of time ending on the earlier of (i) the date ninety (90) days following the Termination Date, or (ii) the Expiration Date, but only to the extent to which such Option was exercisable at the time of the Termination Date. If, after the Termination Date, the Participant does not exercise his or her Option within the time specified above or in the Option Agreement, the Option shall expire.

9.2.1.2	In the event of (i) Termination as a result of the Participant’s death or disability or (ii) the Participant dies within the period (if any) specified in the Option Agreement after the Termination Date, then the Option may be exercised (to the extent exercisable as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death, but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death or the Termination Date due to disability (as the case may be) (or such longer or shorter period specified in the Option Agreement) or (2) the Expiration Date. If, after death or termination due to disability (as the case may be), the Option is not exercised within the time specified herein, the Option shall expire.

9.2.1.3	If the exercise of an Option following the Termination Date would be prohibited at any time solely because the issuance of Shares would violate requirements of any Applicable Law, then the Option shall expire at the end of a period of three (3) months after the Termination Date, or twelve (12) months after the date of death, as applicable, during which the exercise of the Option would not be in violation of such requirements.

9.2.1.4	It is clarified that during such periods following the Termination Date the Participant's entitlement to Options shall not continue to vest.

9.2.1.5	The Board shall have the sole authority to extend the exercise periods detailed in sections 9.2.1.1 – 9.2.1.3 above at its sole discretion.

9.2.2	Termination for Cause. If a Participant’s employment or engagement with the Company is terminated for Cause, any Option or portion thereof that has not been exercised as of the Termination Date shall immediately expire on the Termination Date.

9.3	No Participant shall be entitled to claim against the Company that he or she was prevented from continuing to vest Options as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Options which would have vested in his favor had such Participant’s employment or engagement with the Company not been terminated.

10.	NO RIGHT TO EMPLOYMENT, SERVICE OR SHARES

The grant of an Option or a Share under the Plan shall impose no obligation on the Company or an Affiliate to continue the employment of any Employee or the engagement with any Consultant and shall not lessen or affect the Company's or an Affiliate's right to terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without Cause. No Participant or other person shall have any claim to be granted any Options, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options. The terms and conditions of Options and the Boards’ determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Options or Shares.

11.	TRUST

11.1	Unless provided otherwise by the Board, Approved Options and any Shares issued in connection with such Approved Options, shall be held by the Trustee for the benefit of the Participant, in accordance with the provisions of Section 102 in the "capital gains route". Any exercise of an Option or sale of a Share shall be notified to the Trustee

11.2	The validity of any order given to the Trustee by a Participant shall be subject to approval of such order by the Company. The Company does not undertake to approve orders given by any Participant to the Trustee within any period of time.

11.3	Subject to the provisions of this Plan, the Approved Options and any Shares issued in connection with such Approved Options shall not be released from the control of the Trustee nor shall they be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Participant have been paid or will be paid.

11.4	Subject to the provisions of Section 102, a Participant shall not Transfer or release from the control of the Trustee any Approved Option or any Share issued in connection with such Approved Options, until the lapse of the Holding Period. Notwithstanding the above, if any such sale, release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

11.5	As long as the Approved Options and any Shares issued in connection with such Approved Options are held by the Trustee for the benefit of the Participant, all rights of the Participant over the Approved Options and Shares cannot be Transferred other than by will or laws of descent and distribution.

11.6	Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject to Section 102.

11.7	Should the Approved Options or any Shares issued in connection with such Approved Options be transferred by power of a last will or under laws of decent, the provisions of Section 102 shall apply to the heirs or transferees of the deceased Participant.

11.8	Approved Options that do not comply with the requirements of Section 102 shall be considered Un-approved Options.

12.	ADJUSTEMENTS TO THE SHARES SUBJECT TO THE PLAN

12.1	Adjustment Due to Change in Capital. If the ordinary shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the underlying Shares of the Options subject to the Plan and the Exercise Price of the Options shall be appropriately and equitably adjusted so as to maintain the proportionate value of the Option, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding ordinary shares. Upon happening of any of the foregoing, the class and aggregate number of underlying Shares of the Options, issuable pursuant to the Plan under section 6 above, shall be appropriately adjusted by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares underlying an Option. Any adjustment according to this section shall be subject to the receipt of a tax ruling or approval from the tax authorities, as necessary.

12.2	Structural Change. Without derogating from the Board’s general power under the Plan, in the event of any Structural Change, the Board shall be entitled (but not obliged), at its sole discretion, to determine any of the following: (i) provide for an assumption or exchange of Options and/or Shares for options and/or shares and/or other securities or rights of the Successor Company; and/or (ii) provide for an exchange of Options or Shares for a monetary compensation; and/or (iii) determine that all unvested Options and un-exercised vested Options shall expire on the date of such Structural Change. In the case of assumption and/or substitution of Options, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final. The grant of any substitutes for the Options and/or Shares to Participants further to a Structural Change, as provided in sub-clauses (i) and (ii), shall be considered as full compliance with the terms of this Plan. The value of the exchanged Options and/or Shares pursuant to this section 12.2 shall be determined in good faith solely by the Board, based on the Fair Market Value, and its decision shall be final and binding on all the Participants.

Unless determined otherwise by the Board of Directors, any Options not assumed or exchanged for options and/or shares and/or other securities or rights of the Successor Company shall expire immediately prior to the consummation of the Structural Change.

For the purposes of this section 12.2, Options shall be considered assumed or substituted if, following the Structural Change, the Options confer the right to purchase or receive, for each underlying Share immediately prior to the Structural Change, the consideration (whether shares, options, cash, or other securities or property) received in the Structural Change by holders of ordinary shares held on the effective date of the Structural Change (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding ordinary shares); provided, however, that if such consideration received in the Structural Change is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration received in the Structural Change to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in value to the per Share consideration received by holders of a majority of the outstanding ordinary shares in the Structural Change; and provided further that the Board may determine, at its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

Without derogating from the above, in the event of a Structural Change the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s ordinary shares as part of the Structural Change. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Shares held by such Participant and that such share transfer deed shall bind the Participant.

12.3	Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Options will expire immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

13.	TAXES AND WITHHOLDING TAX

13.1	Approved Options and Un-approved Options shall be taxed in accordance with Section 102. For the avoidance of doubt it is clarified that any Option granted to a Consultant or a Controlling Shareholder or any Option granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.

13.2	Any Tax imposed in respect of the Options and/or Shares, including, but not limited to, in respect of the grant of Options, and/or the exercise of Options into Shares, and/or the Transfer, waiver, or expiration of Options and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, the Trustee (if applicable) or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. The applicable Tax shall be deducted from the proceeds of sale of Shares or shall be paid to the Company, an Affiliate or the Trustee (if applicable) by the Participants, including, for the avoidance of doubt, in the event of a cashless exercise. Without derogating from the aforementioned, the Company, an Affiliate and the Trustee (if applicable) shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, including withholding taxes at source.

13.3	The Company's or Trustee's (if applicable) obligation to deliver Shares upon exercise of an Option or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

13.4	The Participants shall indemnify the Company and/or the applicable Affiliate and/or the Trustee (if applicable), immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee(if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations.

13.5	In respect to Un-approved Options, if the Participant is Terminated, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Option as required under Section 102.

14.	REGISTRATION OF THE SHARES ON A STOCK EXCHANGE

14.1	Should reorganization or certain other arrangements regarding the Company’s share capital be necessary prior to the registration of the Company’s ordinary shares on a Stock Exchange, such arrangements or reorganization may be also carried out in respect of the Participants and their Options and/or Shares.

14.2	The Participant acknowledges that in the event that the Company’s ordinary shares shall be registered for trading in any Stock Exchange, or in the event of a private offering of shares, the Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

14.3	The Company does not undertake to cause the ordinary shares to be listed on a Stock Exchange, or that the registration of the ordinary shares for trade, if at all, shall take place within a certain period of time.

15.	THE RIGHTS ATTACHED TO THE SHARES

15.1	Equal Rights. The Shares constitute part of the ordinary shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the ordinary shares of the Company, subject to the provisions of this Plan and any Option Agreement. The Shares, being part of the ordinary shares of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board. It is hereby clarified that the Shares shall not constitute a separate class of shares, but shall be an integral part of the Company’s ordinary shares.

Any change of the Company’s Articles of Association, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

The grant of Options and Shares under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan. Subject to section 12.1 above, the grant of Options and Shares under this Plan shall not entitle any Participant to receive any compensation in the event of any change of the Company’s capital.

15.2	Dividend Rights. No Participant shall have any rights to receive dividends in respect of Shares, until such Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, such Shares will entitle the Participant to receive any dividend, to which other holders of ordinary shares in the Company are entitled.

15.3	Right of First Refusal

15.3.1	Notwithstanding anything to the contrary in the incorporation documents of the Company, none of the Participants shall have a right of first refusal in relation with any sale of shares in the Company.

15.3.2	Unless otherwise determined by the Board, until such time as the Company shall complete an IPO, a Participant shall not have the right to sell Shares issued upon the exercise of an Option within six (6) months and one day of the date of exercise of such Option or issuance of such Shares.

15.3.3	Sale of Shares by the Participant shall be subject to a right of first refusal as set forth in the incorporation documents of the Company or any shareholders, investors' rights, right of first refusal or similar agreement(s) by which some or all holders of ordinary shares of the Company are bound. In the event that the incorporation documents or such agreements of the Company do not contain any provision regarding rights of first refusal, then, unless otherwise determined by the Board, until such time as the Company shall complete an IPO, the sale of Share issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s).

Repurchaser(s) means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any affiliate of the Company designated by the Board; or (iii) if no decision is reached by the Board, then the Company’s then existing shareholders who hold more than 2% of the then issued and outstanding share capital of the Company (save, for avoidance of doubt, for other Participants who already exercised their Options), pro rata in accordance with their respective shareholding.

The Participant shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s).

15.3.4	The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Shares offered for sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled for thirty (30) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the offered Shares on a pro rata basis based upon their respective holdings in the Company.

15.3.5	If by the end of the Notice Period not all of the offered Shares have been purchased by the Repurchaser(s), the Participant shall be entitled to sell all Shares at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. Any sale of Shares issued under the Plan by the Participant that is not made in accordance with the Plan or the Option Agreement shall be null and void.

15.3.6	The Board shall be entitled not to approve and/or recognize a transfer of Shares if such a transfer has not been performed in accordance with the provisions of this section 15.3 or in the event that it has not been preformed in accordance with the provisions of Section 102 and/or section 11 above.

15.3.7	In the event that the Participant’s Shares shall be over-subscribed, each Repurchaser shall be entitled to purchase his pro-rate share of the Shares (calculated by dividing each acquiring Repurchaser’s rates of holdings or beneficially ownership in the Company, by the aggregate rates of holdings or beneficially ownership in the Company of all the Repurchaser who wish to acquire the Shares).

15.3.8	Without derogating from the aforementioned, any sale of Shares in accordance with this section 15.3 shall be subject to the prior approval of the Board.

15.4	Bring Along. For the avoidance of doubt it is clarified that as part of the ordinary shares of the Company, Shares issued upon exercise of Options or in connection thereto shall be subject to any bring-along provision included in the incorporation documents of the Company or any shareholders agreement or similar agreement(s) by which some or all holders of ordinary shares of the Company are bound.

15.5	Voting Rights. No Participant shall have any rights to vote in the Company’s meetings in respect of underlying Shares, until certificates in respect of such Shares will be issued to the Participant, or the Trustee. Following the issuance of such Shares certificates by the Company, the Participant shall have the same voting rights as other holders of ordinary shares in the Company do. Notwithstanding the aforesaid, and as long as the Company’s ordinary shares are not traded on a Stock Exchange, the Participants shall be obliged to enter into voting agreements with the Company, and/or with certain shareholders of the Company, if so determined by the Board, and as included in the Option Agreement.

16.	CHANGES TO THE PLAN

The Board shall be entitled, from time to time, to update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Options and/or Shares already granted under this Plan, unless mutually agreed otherwise between the Participant and the Company. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of Participants, to whom Options have already been granted.

17.	EFFECTIVE DATE AND DURATION OF THE PLAN

17.1	The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

17.2	The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any Applicable Law, including without limitation the securities laws of jurisdictions applicable to Options granted to Participants under this Plan, or if shareholders’ approval is required by any authority or by any governmental agency or by any national securities exchange, including without limitation the US Securities and Exchange Commission.

17.3	Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

18.	SUCCESSORS AND ASSIGNS

The Plan and any Option granted thereafter shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

19.	MISCELLANEOUS

19.1	Notices. Notices and requests regarding this Plan shall be sent in writing by registered mail or by courier to the addresses of the Company and the Participant as follows: if to the Company: at its principal office, attention CEO; if to the Participant - to the Participant’s address, as registered in the Company’s registries.

Such notices shall be deemed received at the addressee as follows: if sent by registered mail - within ten (10) business days following their being deposited for mailing at a post office in any jurisdiction, and if hand-delivered - on the day of delivery.

19.2	This Plan (together with any Option Agreement) constitutes all of the agreements and/or understandings between the Company and the Participants in connection with the grant of Options to Participants. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein, shall have no force and effect.

19.3	Choice of Law. Unless otherwise specified in a specific Option Agreement, this Plan shall be governed by and construed in accordance with the laws of Israel, without giving effect to principles of conflicts of law. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

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